EX-99.(p)(3)

                            GEEWAX, TERKER & COMPANY
                               CODE OF ETHICS AND
                             INSIDER TRADING POLICY

GENERAL

      Geewax, Terker & Company ("Employer"), a registered investment advisor, has adopted this Code of Ethics and Insider Trading Policy Code of Ethics pursuant of to the requirements of Rule 17j-1 under the Investment Company Act of 1940, and the Investment Advisers Act of 1940.

1.    DEFINITIONS

      (a) "Covered Person" means Employer and each partner and employee of Employer.

      (b) "Covered Account" means the investment account of a Covered Person and the investment account(s) of the spouse, minor children and adults living in the same house as a Covered Person, including a trust in which any such person has a beneficial interest or as to which a Covered Person serves as trustee.

      (c) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940 (see Appendix), except the following exempt securities -- securities issued by the Government of the United States or by federal agencies and which are direct obligations of the Government of the United States. Bankers acceptances, certificates of deposit, commercial paper and shares of registered open-end investment companies and high quality short-term debit instruments.

      (d)   "Beneficial Ownership" shall have the meaning ascribed thereto under
            Section 16 of the Securities Exchange Act of 1934.

      (e) A security is "being considered for purchase or sale" or is "being purchased or sold" when an analyst or portfolio manager of Employer has decided to purchase or sell the security for a Client Account.

      (f) "Client Account" means the investment account of any person, firm, trust, partnership, foundation, corporation, syndicate, Fund or other entity that is managed by Employer.

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      (g)   "Fund" means an investment company, which is registered under the
            Investment Company Act of 1940, as to which Employer serves as investment advisor or sub-advisor.

2.    CONDUCT OF COVERED PERSONS

      (a) No Covered Person, in connection with the purchase or sale by such Person of a security (or an option for such security) which is also held, or within the most recent 15 days has been held, or which is being considered by Employer for purchase, by a Fund, shall

            i)    Employ any device, scheme, or artifice to defraud such Fund;

            ii) Make to the Fund any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

            iii) Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

            iv)   Engage in any manipulative practice with respect to the Fund.

      (b) It is the ongoing responsibility of Employer's securities analysts and portfolio managers to prepare and maintain, on a daily basis, a current schedule of securities that are being purchased or sold, or being considered for purchase or sale, for Client Accounts (a "Schedule of Securities"). It shall be the responsibility of John J. Geewax ("Mr. Geewax") or Bruce E. Terker ("Mr. Terker") to maintain such Schedule in Employer's trading room where it shall be available for review by Covered Persons. Except for, transactions in exempt securities as defined in section 1(c) above, it is the obligation of every Covered Person to review the then current Schedule of Securities before engaging in any personal securities transactions, or recommending the purchase or sale of any security to any person having a beneficial interest in a Covered Account.

      (c) No Covered Person shall purchase or sell, directly or indirectly, any security, or right, warrant or option for such security, in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and (i) which to his or her actual knowledge is then being considered for purchase or sale, or is being purchased or sold by Employer for a Client Account or (ii) which is listed on the then current Schedule of Securities.

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      (d)   No Covered Person shall inform any person who has a beneficial interest in a Covered Account of the identity of any security referred to in clause (i) or (ii) of section 2(c) above.

      (e) Only occasional meals/tickets and holiday gifts of a do minimis value from broker dealers doing business with the Fund may be accepted by a Covered Person.

      (f) No Covered Person shall acquire any equity securities in an initial public offering or private placement without the prior approval of Mr. Geewax or Mr. Terker.

      (g) No Covered Person shall serve on the Board of Directors of any publicly traded company without the prior approval of either Mr. Geewax or Mr. Terker.

3.    EXEMPTED TRANSACTIONS

The prohibition of paragraphs (a) and (c) of section 2 above shall not apply to:

      (a) Purchases or sales effected in any Covered Account over which a Covered Person has no direct or indirect influence or control.

      (b) Purchases or sales of securities which are not eligible for purchase or sale by any Client Account.

      (c) Acquisitions or dispositions which are non-volitional on the part of either the Covered Person or a Client Account.

      (d)   Purchases which are part of an automatic dividend reinvestment plan.

      (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.

4.    PROCEDURAL MATTERS

      (a)   Mr. Geewax shall:

            (i) Furnish a copy of this Code of Ethics to each Covered Person and obtain from each such Person a written acknowledgment of the receipt thereof.

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            (ii)  Receive and maintain the reports provided for by Section 5 of this Code.

            (iii) Decide whether the facts contained in any report filed hereunder when any such report indicates that a Covered Person engaged in a transaction in a security that within 15 days thereof was held by a Client Account or was to be acquired by such Account.

            (iv)  Maintain the records required by paragraph (f) of Rule 17j-1.

      (b)   Mr. Terker shall:

            (i) Conduct these same procedural matters and review the reporting requirements outlined in section five, subject to Mr. Geewax as a Covered Person.

5.    REPORTING

      (a) Within 10 days after the end of each month, every Covered Person shall provide Mr. Geewax with a report of all transactions for the purchase or sale of securities in a Covered Account, which identifies the broker or dealer that effected the transaction, the securities and the nature of the transaction, the trade and settlement dates and purchase or sale price. Mr. Geewax will review these confirmations to detect violations of the Code of Ethics. Mr. Geewax will be responsible, in his sole discretion, to determine whether a violation of the Code of Ethics has occurred.

            RIDER A

      (b) Within 10 days becoming a Covered Person, the Person shall provide Mr. Geewax with a report identifying:

            (i) The title, number of shares and principal amount of each security in which the Covered Person had any direct or indirect beneficial ownership when the Person became a Covered Person,

            (ii) The name of any broker, dealer or bank with whom the Covered Person maintained an account in which any securities were held for the direct or indirect benefit of the Covered Person as of the date the person became a Covered Person, and

            (iii) The date that the report is submitted by the Covered Person.

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      (c)   Within 30 days of year end, Covered Persons shall:

            (i) Certify annually that they have read and understand the Code of Ethics and recognize that they are subject thereto;

            (ii) Certify annually that they have complied with the requirements of the Code of Ethics: and;

            (iii) Provide a summary report of all transactions for the purchase or sale of securities in a Covered Account executed during the year, including year end positions.

      (d) Within 30 days of year end, Mr. Geewax shall reconcile the year end summary reports of Covered Persons against their respective monthly reports provided throughout the year.

6.    VIOLATIONS

      Upon deciding that a violation of this Code of Ethics has occurred, Mr. Geewax shall impose such sanctions as he deems appropriate under the circumstances, including fine, disgorgement of profits, termination or suspension of employment, with or without compensation.

SECTION II. - POLICY STATEMENT ON INSIDER TRADING

      Employer forbids any Covered Person from trading, either personally or on behalf of a Client Account, on material nonpublic information, or communicating material nonpublic information to other persons in violation of the law. This conduct is frequently referred to as "insider trading". Employer's policy applies to every Covered Person and extends to activities within and outside his or her duties for Employer. Every Covered Person must read and retain a copy of this policy statement. Any questions regarding Employer's Policy and procedures should be referred to Mr. Geewax.

      The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

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      While the law concerning insider trading is not static, it is generally understood that the law prohibits:

      i) Trading by an insider, while in possession of material nonpublic information, or

      ii) Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

      iii)  Communicating material nonpublic information to others.

            The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult Mr. Geewax.

      1.    WHO IS AN INSIDER?

      The concept of "insider" is broad. It includes partners and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Employer may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

      2.    WHAT IS MATERIAL INFORMATION?

      Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that Covered Persons should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company's business. For example, in CARPENTER V. U.S., 108 U.S. 316 (1987), the Supreme Court considered material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a WALL STREET JOURNAL reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the JOURNAL and whether those reports would be favorable or not.

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      3.    WHAT IS NONPUBLIC INFORMATION?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in DOW JONES, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or other publications of general circulation would be considered public.

      4.    BASIS FOR LIABILITY:

            i)    Fiduciary duty theory

                  In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. CHIARELLA V. U.S., 445 U.S. 22 (1980).

                  In DIRKS V. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (I.E., attorneys, accountants), or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

                  However, in the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of relationship that suggests a QUID PRO QUO.

            ii)   Misappropriation theory

                  Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In U.S. V. CARPENTER, SUPRA, the Court found, in 1987, a columnist defrauded THE WALL STREET JOURNAL when he stole information from the JOURNAL and used it for trading in the securities markets. It should be noted that the misappropriation theory could be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

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      5.    PENALTIES FOR INSIDER TRADING

      Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

            i)    Civil injunctions

            ii)   Treble damages

            iii)  Disgorgement of profits

            iv)   Jail sentences

            v) Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

            vi) Fines for the employer or other controlling person of up to the greater of $1,000.00 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by Employer, including dismissal of the persons involved.

SECTION III. - PROCEDURES TO IMPLEMENT EMPLOYER'S INSIDER TRADING POLICY

      The following procedures have been established to aid Covered Persons to avoid insider trading and to aid Employer in preventing, detecting and imposing sanctions against insider trading. Every Covered Person of Employer must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult Mr. Geewax.

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1.    Identifying Inside Information

Before trading for yourself or others, including Client Accounts, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

      i) Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

      ii) Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in REUTERS, THE WALL STREET JOURNAL, or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

      i)    Report the matter immediately to Mr. Geewax.

      ii) Do not purchase or sell the securities on behalf of yourself or others, including Client Accounts.

      iii) Do not communicate the information inside or outside Employer, other than to Mr. Geewax.

      iv) After Mr. Geewax has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.


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                                   ADDENDUM TO
                                 CODE OF ETHICS
                                       AND
                             INSIDER TRADING POLICY

The following is an addendum to our Code of Ethics that was implemented. It is meant to add further restrictions on employee trading, consistent with industry practices.

I. Securities transactions of Covered Persons (does not include open end mutual funds)

      a. Blackout period of trading: a Covered Person is prohibited from trading in a security within seven days of a Client Account trading in the same securities.

      b. Short term profits: any short-term profits (defined as realized profits within 60 days) have to be forfeited to a charity of the Covered Person's own choosing.

      c. Trade notices: Covered Person's must get a written authorization from the Employer's compliance officer before prior executing a trade. Furthermore, the compliance officer should receive duplicate confirms for any security transaction.

      d. Security for asset listing: at the end of each calendar year, each Covered Person shall give to the Employer's compliance officer a report, dated as of a date no more then 30 days before the report is submitted, of the title, number of shares and principal amount of each Security in which the Covered Person had any direct or indirect beneficial ownership, and the name of any broker, dealer or bank with whom the Covered Person maintains an account in which securities are held for the Covered Person.

II.   Initial Public Offerings

            Even though we do not invest in initial public offerings (IPO's) for our clients, it is preferable that we maintain a restriction against any employee participating in an IPO as there is a potential for preferential treatment from a broker if any employee participates in an IPO.

The Undersigned has read and accepted the addendum to the Geewax, Terker & Company Code of Ethics and Insider Trading Policy and has retained a copy of the said document.


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Date                                    Signature

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                                    APPENDIX


"Security, means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas , or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle option, or privilege entered into in a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.


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                                 SIGNATURE PAGE

The Undersigned has read, understands and agrees to abide by the Geewax, Terker & Company Code of Ethics and Insider Trading Policy, and The Addendum to the Code of Ethics and Insider Trading Policy, and has retained a copy of the said document.



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Date                                    Signature